Exhibit 10.1

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 31st day of March, 2006, by and between CALLOWHILL MANAGEMENT, INC., a Pennsylvania corporation, successor in interest to BROAD AND NOBLE ASSOCIATES, INC., a Pennsylvania corporation, as managing agent for 440 East 62nd Street Company, a Pennsylvania limited partnership, having its principal office at 401 North Broad Street, Philadelphia, Pennsylvania 19108 (collectively, “Landlord”) and SUNGARD AVAILABILITY SERVICES LP (formerly known as SunGard Recovery Services LP), successor in interest to SunGard Services Company and SunGard Recovery Services Inc., having its principal office at 680 East Swedesford Road, Wayne, Pennsylvania 19087 (“Tenant”).

WITNESSETH:

A. WHEREAS, Landlord and Tenant have entered into that certain Agreement of Lease dated September 1, 1986 (the “1986 Lease”) for, inter alia, certain space on the Mezzanine floor (the “Mezzanine Floor Space”) of that certain building located at and known as 401 North Broad Street, Philadelphia, Pennsylvania (the “Building”); and

B. WHEREAS, Landlord and Tenant have entered into that certain Agreement of Lease dated April 12, 1984 (the “1984 Lease”) for, inter alia, certain space on the Sixth (6th) floor (the “Sixth Floor Space”) of the Building; and

C. WHEREAS, Landlord and Tenant have entered into that certain Amendment to Lease dated October 1989 (the “1989 Lease Amendment”) for, inter alia, certain space on the seventh (7th) floor (the “Initial Seventh Floor Space”) of the Building; and

D. WHEREAS, Landlord and Tenant have entered into that certain Amendment to Lease dated September 30, 1991 (the “1991 Lease Amendment”) for, inter alia, certain other space on the seventh (7th) floor (the “Seventh Floor First Expansion Space”) of the Building; and

E. WHEREAS, Landlord and Tenant have entered into that certain Amendment to Lease dated November 19, 1992 (the “1992 Lease Amendment”) for, inter alia, certain other space on the seventh (7th) floor (individually, hereinafter called the “Seventh Floor Second Expansion Space” “Seventh Floor Third Expansion Space” and the “All Remaining Seventh Floor Space” and collectively, the Initial Seventh Floor Space, the Seventh Floor First Expansion Space, the Seventh Floor Second Expansion Space, the Seventh Floor Third Expansion Space and the All Remaining Seventh Floor Space are hereinafter called the “Seventh Floor Space”) of the Building; and

F. WHEREAS, Landlord and Tenant have entered into that certain Amendment to Lease dated November 22, 1996 (the “1996 (November) Lease Amendment”) for, inter alia, certain space on the eighth (8th) floor (the “Initial Eighth Floor Space”) of the Building; and

G. WHEREAS, Landlord and Tenant have entered into that certain Amendment to Lease dated December 23, 1996 (the “1996 (December) Lease Amendment”) for, inter alia, certain other space on the eighth (8th) floor (individually, hereinafter called the “Eighth Floor First Expansion Space” and the “Eighth Floor Second Expansion Space” and collectively, the Initial Eighth Floor Space, the Eighth Floor First Expansion Space and the Eighth Floor Second Expansion Space are hereinafter called “Eighth Floor Space”), of the Building; and

H. WHEREAS, Landlord and Tenant have entered into that certain Amendment to Lease dated as of March 1997 (the “1997 Lease Amendment”) for, inter alia, certain space on the tenth (10th)

floor (the “Tenth Floor First Expansion Space” and the “Tenth Floor Second Expansion Space”) of the Building; and

I. WHEREAS, Landlord and Tenant have entered into that certain Amendment to Leases dated as of June 9, 1999 (the “1999 Lease Amendment”) for, inter alia, certain space on the tenth (10th) floor and the mezzanine floor of the Building, the exclusive use of the transformer located on the tenth (10th) floor of the Building and the removal by Landlord of asbestos and lead (individually, hereinafter called the “Tenth Floor Third Expansion Space” and the “Mezzanine Expansion Space” and collectively, the Tenth Floor First Expansion Space, the Tenth Floor Second Expansion Space, the Tenth Floor Third Expansion Space and the Mezzanine Expansion Space are called the “Tenth Floor Space”); and

J. WHEREAS, Landlord and Tenant have entered into that certain Amendment to Lease dated as of June 29, 2000, to provide, inter alia, certain space for Tenant on the eleventh (11th) floor and the ninth (9th) floor of the Building, certain rights to use certain areas of the fifth (5th) floor roof and the eleventh (11th) floor roof (collectively, the “Eleventh Floor Space and the Ninth Floor Space”), certain renewal options and certain repair, removal and maintenance obligations on the part of Landlord, all as more fully set forth in such amendment (the “2000 Lease Amendment”).

K. WHEREAS, Landlord and Tenant have entered into that certain Amendment to Lease dated as of September 20, 2002 (the “2002 Lease Amendment”), to better address the issues of capital expenditures and operating costs.

L. WHEREAS, Landlord and Tenant acknowledge that Tenant has had prior to the date hereof and will continue to have access to and use of the roof above the fifth floor of the Building (which is located adjacent to the sixth floor of the Premises) (the “5th Floor Roof”) for the installation, repair and replacement of Tenant’s HVAC equipment servicing the Premises (“HVAC Equipment”).

M. WHEREAS, Landlord and Tenant now desire to enter into this Amendment to better address the maintenance, repair and replacement of the 5th Floor Roof from this date forward and for Tenant to lease from Landlord: (i) an additional 1,112 rentable square feet of space on the first floor in the lobby of the Building, as identified on Exhibit A attached hereto and made a part hereof (the “1st Floor Lobby Space”); (ii) an additional 69,905 rentable square feet of space on the mezzanine floor of the Building, as identified on Exhibit B attached hereto and made a part hereof (the “Mezzanine Additional Space”), and (iii) 946 rentable square feet of track level space as identified on Exhibit C attached hereto and made a part hereof (the “Track Level Space”) upon the same terms and conditions contained in the Lease, except as modified herein.

[For purposes hereof: (i) the 1986 Lease, the 1984 Lease, the 1989 Lease Amendment, the 1991 Lease Amendment, the 1992 Lease Amendment, the 1996 (November) Lease Amendment, the 1996 (December) Lease Amendment, the 1997 Lease Amendment, the 1999 Lease Amendment, the 2000 Lease Amendment, and the 2002 Lease Amendment and the terms and conditions of this Amendment to Lease, together with all exhibits, riders, letter agreements, amendments and modifications thereto are hereinafter collectively called the “Leases”, and (ii) the Mezzanine Floor Space, the Sixth Floor Space, the Seventh Floor Space, the Eighth Floor Space, the Tenth Floor Space, the Eleventh Floor Space and the Ninth Floor Space, and all other areas used or occupied by Tenant pursuant to and under the Leases are hereinafter collectively called the “Premises”.]

NOW, THEREFORE, for and in consideration for the sum of Ten and No/100 Dollars ($10.00), the foregoing premises and respective undertakings of the parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

1. Capitalized Terms. Each capitalized term used in this Amendment shall have the meanings ascribed to it in the Leases unless such term is otherwise defined in this Amendment.

2. Lease of Additional Space. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the 1st Floor Lobby Space, the Mezzanine Additional Space and the Track Level Space. Landlord and Tenant acknowledge that the Mezzanine Additional Space consists of: (i) approximately 30,000 rentable square feet where structural repairs are not necessary prior to Tenant’s taking possession of such space (the “First Mezzanine Additional Space”), and (ii) approximately 39,905 rentable square feet where Landlord, at Landlord’s sole cost and expense, must make certain structural repairs in accordance with the provisions of Paragraph 9 below (the “Second Mezzanine Additional Space”) prior to Tenant’s taking possession of such space. The First Mezzanine Additional Space and the Second Mezzanine Additional Space are each depicted on Exhibit D attached hereto and made a part hereof.

3. Premises. The Lease is hereby amended to provide that the “Premises” shall, as of the First Additional Space Commencement Date (as defined in Paragraph 4(a) below), include (i) the 1st Floor Lobby Space, (ii) the First Mezzanine Additional Space and (iii) the Track Level Space. The Lease is hereby, further amended to provide that the “Premises” shall, as of the Second Additional Space Commencement Date (as defined in Paragraph 4(b) below), also include the Second Mezzanine Additional Space.

4. Term.

(a) Landlord and Tenant hereby agree that the lease term for the 1st Floor Lobby Space, the Track Level Space and the First Mezzanine Additional Space shall commence on April 1, 2006 (the “First Additional Space Commencement Date”), and terminate as of June 30, 2010.

(b) Landlord and Tenant hereby agree that the lease term for the Second Mezzanine Additional Space shall commence on June 1, 2006 (the “Second Additional Space Commencement Date”), and terminate as of June 30, 2010,

5. Rent.

(a) Tenant shall pay rent for the 1st Floor Lobby Space, the Mezzanine Additional Space and the Track Level Space in the amount of Thirteen and 25/100 Dollars ($13.25) per rentable square foot per annum in the manner provided for in the Lease. As a result, the total rent for (i) the 1st Floor Lobby Space is Fourteen Thousand Seven Hundred Thirty Four Dollars ($14,734.00) per annum (i.e., $1,227,83 per month), (ii) the Mezzanine Additional Space is Nine Hundred Twenty-Six Thousand Two Hundred Forty-One and 25/100 Dollars ($926,241.25) per annum (i.e., $77,186.77 per month) [comprised of $397,500.00 per annum/$33,125,00 per month for the First Mezzanine Additional Space and $528,741.25 per annum/$44,061.77 per month for the Second Mezzanine Additional Space], and (iii) the total annual rent for the Track Level Space is Twelve Thousand Five Hundred Thirty-Four and 50/100 Dollars ($12,534.50) per annum (i.e., $1,044.54 per month).

(b) Notwithstanding the foregoing, between the First Additional Space Commencement Date and the Second Additional Space Commencement Date, Tenant shall not be obligated to pay rent for the Second Mezzanine Additional Space and as such, Tenant shall pay rent for the First Mezzanine Additional Space in the amount of Three Hundred Ninety Seven Thousand Five Hundred Dollars ($397,500.00) per annum (533,125.00 per month) during this period and rent. Tenant shall pay Rent for the Track Level Space and the 1st Floor Lobby Space in accordance with the terms of Paragraph 5(a) above as of the First Additional Space Commencement Date.

6. Base Year. The Base Year for Annual Operating Charges for the 1st Floor Lobby Space and the Mezzanine Additional Space shall be calendar year 2006.

7. Percentage of Increases. The percentage of increases allocable to: (a) the 1st Floor Lobby Space will be Nine hundredths of a percent (0.09%), and (b) the Mezzanine Additional Space will be Five and Four-tenths percent (5.4%).

8. Landlord’s Work.

(a) Landlord and Tenant hereby acknowledge that Landlord has completed the following work prior to the date hereof: (i) demolition of the Mezzanine Additional Space, (ii) demolition of the 1st Floor Lobby Space, (iii) repairs to existing windows of the Building adjacent to the Mezzanine Additional Space; and (iv) abatement of vinyl asbestos tiles in both the 1st Floor Lobby and the Mezzanine Additional Space.

(b) Landlord hereby agrees to use commercially reasonable efforts to obtain all permits and approvals required to perform, and that upon receipt thereof, agrees to pursue promptly thereafter and on a diligent basis, the following work: (i) a new main entrance stone portal to replace the existing entrance portal of white marble and metal infill and signage, (ii) new mezzanine windows above the entrance bay, (iii) exterior entrance lighting and upgraded finishes and lighting to the front vestibule and lobby areas; and (iv) replacement and relocation of the 24/7 Building Lobby Desk to the front of the main lobby adjacent to the 1st Floor Lobby Space.

(c) Upon Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed, Tenant may install, at Tenant’s cost, on the exterior facade of the Building along North Broad Street, special signage, reasonably acceptable to Landlord identifying Tenant as an occupant of the Building.

9. Landlord’s Mezzanine Work. In addition to the work set forth in Paragraph 8 above, Landlord, at its sole cost and expense shall complete structural repairs to the floors in the Second Mezzanine Additional Space such that the Thornton-Tomasetti Group will provide Tenant a written certification in favor of Tenant that such floors can withstand a load bearing 100 pounds per square foot of floor surface (the “Engineer’s Certificate”). Landlord and Tenant acknowledge that Landlord has caused such structural repairs to commence and that such repairs shall be substantially completed ready for use and occupancy by Tenant and the Thornton-Tomasetti Group shall deliver the Engineer’s Certificate no later than June 1, 2006; provided, however, that the time for substantial completion of the Second Mezzanine Additional Space shall be extended for additional periods of time equal to the time lost by Landlord or Landlord’s contractors, subcontractors or suppliers due to strikes or other labor troubles, governmental restrictions and limitations, scarcity, unavailability or delays in obtaining fuel, labor or materials, war or other national emergency, accidents, floods, defective materials, fire damage or other casualties, weather conditions, or any cause similar or dissimilar to the foregoing. All construction shall be done in a good and workmanlike manner.

10. Early Access: Tenant’s Work.

(a) Prior to the First Additional Space Commencement Date and the Second Additional Space Commencement Date respectively, Tenant shall have the right, at its sole cost and expense, to complete certain improvements within the 1st Floor Lobby Space and the Mezzanine Additional Space as identified on those certain plans and specifications identified as Mezzanine Interior Renovations, prepared by Ueland Junker McCauley Nicholson Architects dated April 22, 2005 and last revised by Bulletin January 31, 2006 , as to which Tenant has already received Landlord’s consent. Such improvements include, without limitation, a first floor lobby, a mezzanine lobby, office space, centralized NOC area and additional parking,

11. 5th Floor Roof

(a) HVAC Equipment.

(i) Access to the East Lightwell of the 5th Floor Roof. Landlord agrees that Tenant, or any of the designated representatives of Tenant, shall have 24-hour access to the 5th Floor Roof for the purpose of installing, using, operating, maintaining and repairing the HVAC Equipment.

(ii) Tenant’s Use of 5th Floor Roof. All work, installation, maintenance, repair and operation of the HVAC Equipment shall comply with all applicable laws, regulations and requirements of federal, state and county governments, and any other public or quasi-public authority having jurisdiction over the 5th Floor Roof and shall not violate the terms of the Roof Warranty, as hereinafter defined.

(iii) Damage to 5th Floor Roof Caused by Tenant. Tenant, at its sole cost and expense, shall repair any damage to the East lightwell portion of the 5th Floor Roof not covered by the Roof Warranty and/or the Building attributable to Tenant’s use of the east lightwell of the 5th Floor Roof including Tenant’s use, operation, maintenance, repair or removal of the HVAC Equipment.

(iv) Restoration. At the end of the term of the Lease, Tenant shall have the right, but not the obligation, to remove any or all of the HVAC Equipment and Tenant agrees to repair any damage caused to the East lightwell portion of the 5th Floor Roof as a result of its decision to remove any such HVAC equipment, ordinary wear and tear and damage by the elements excepted. If Tenant determines not to remove any of the HVAC Equipment, such shall become the property of Landlord.

(b) Tenant’s Agreement to Resurface the 5th Floor Roof. Landlord and Tenant hereby confirm that, at Tenant’s direction, Landlord engaged Aetna Roofing Corporation to repair and resurface the East lightwell portion of the 5th Floor Roof, that such work was completed on August 19, 2005, that the Aetna Roofing Corporation issued to Landlord a certain roof warranty effective as of August 19, 2005, a copy of which is attached hereto as Exhibit E (the “Roof Warranty”), and that Tenant has reimbursed Landlord for all or part of the cost of such repairs and resurfacing in the amount of Three Hundred Twenty-Three Thousand Two Hundred Ten Dollars ($323,210.00).

(c) Landlord’s Maintenance Obligations. Except as provided in Paragraphs 11 (a)(iii) and 11(b) above, Landlord is and shall be responsible for the maintenance, repair and/or replacement of the east lightwell portion of the 5th Floor Roof, including, without limitation, the obligation to clean any and all drainage gutters. Landlord, and its agents or other representatives, shall be authorized to enter the east lightwell portion of the 5th Floor Roof to examine, inspect, repair, maintain and replace east lightwell portion of the 5th Floor Roof and the Building and to make such alterations and/or repairs and in the reasonable judgment of Landlord may be deemed necessary. Landlord shall use commercially reasonable efforts not to unreasonably interfere with or alter the HVAC Equipment, and shall promptly respond to all inquiries from Tenant. In addition, Landlord shall maintain the fan/ventilation system serving the 5th floor plenum area and shall be responsible for any water or condensation build-up in or from that area. In addition, Landlord hereby agrees to diligently perform all of its duties and obligations hereunder, including making a claim under the Roof Warranty, upon Tenant’s notification of a problem with the east lightwell portion of the 5th Floor Roof.

12. Exclusive Elevator Rights. Tenant is hereby granted: (a) the right to install an elevator to run between the 1st Floor Lobby Space and the Mezzanine Additional Space, (b) the exclusive access to and use of Elevator Nos. 3 and 4 and (c) the exclusive access to and use of Freight Elevator Nos. 13 and 16. Landlord and Tenant shall cooperate so that Elevator Nos. 3 and 4 and Freight Elevator Nos. 13 and 16 service Tenant’s the Leased Premises as reasonably required by Tenant. Generally, the parties agree to use commercially reasonable efforts to configure Elevator Nos. 3 and 4 and Freight Elevator Nos. 13 and 16 such that such elevators: (i) will NOT access the first floor of the Building except in emergency circumstances, and (ii) to the extent possible will be key restricted to those floors where Tenant leases the entire floor in the Building (i.e., the Mezzanine floor, the Sixth Floor, the Seventh Floor, the Eighth Floor and the Eleventh Floor of the Building). Tenant acknowledges and agrees that: (a) it will not have exclusive access of Elevator Nos. 3 and 4 on the multi-tenanted floors, (b) Landlord will not key restrict Elevators Nos. 3 and 4 on the multi-tenanted floors (c) Tenant will NOT have access to Elevator Nos. 1 and 2 in the Building, and (d) to the extent that Tenant’s exclusive use of Freight Elevator Nos. 13 and 16 causes material union or labor problems at the Building, Tenant, at Tenant’s expense, agrees to hire a union operator for such Freight Elevators.

13. Restoration. Tenant shall have no restoration obligations at the end of the Term of the Lease.

14. Brokers. Landlord and Tenant each represent and warrant one to another that neither of them has employed any broker, agent or finder in carrying on the negotiations relating to this Amendment. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any claim or claims for broker or other commission arising from or out of any breach of the foregoing representation and warranty by the respective indemnitors.

15. Change of Control. Landlord acknowledges and agrees that the transfer of control of Tenant’s ultimate parent to a private equity consortium does not require the consent of the Landlord.

16. Due Execution. The individual signing this Amendment on behalf of the Tenant does hereby represent and warrant to Landlord that he/she has the full right, power, capacity and authority to execute and deliver this Amendment as a binding and valid obligation of the Tenant hereunder. The individual signing this Amendment on behalf of the Landlord does hereby represent and warrant to Tenant that he/she has the full right, power, capacity and authority to execute and deliver this Amendment as a binding and valid obligation of the Landlord hereunder.

17. Ratification. Except as expressly amended, modified or revised herein, the Lease and all of its terms, provisions, covenants and agreements are hereby ratified, confirmed and adopted for all purposes and in all respects.

18. Controlling Provisions. To the extent the provisions of this Amendment are inconsistent with the provisions of the Lease, the provisions of this Amendment shall control.

19. Entire Agreement. This Amendment constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

20. Counterparts/Facsimile or Electronic Signatures. The parties agree that: (a) this Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instruments, provided that each of the parties use due diligence to deliver executed counterpart originals are delivered within five (5) business days from the date hereof; and (b) original signatures transmitted via facsimile or electronically shall be acceptable for purposes of executing this Amendment provided that the parties use due diligence to deliver the executed counterpart originals within five (5) business days from the date hereof.

21. Governing Law. The Amendment shall be construed in accordance with the laws of the Commonwealth of Pennsylvania and those laws shall prevail in the event of any conflict of laws.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute, seal and deliver this Amendment to Lease, all as of the day and year first written above.

LANDLORD:

CALLOWHILL MANAGEMENT INC., successor in interest to Broad and Noble Associates, Inc., a Pennsylvania corporation, as agent for 440 East 62nd Street Company, as master landlord

Date executed: March 31, 2006	By:	/s/ Allan Stillman
Allan Stillman, President

TENANT:

SUNGARD AVAILABILITY SERVICES L.P., a Pennsylvania limited partnership

Date executed: March 31, 2006	By:	/s/ Paul D. Loveland, Jr.
Paul D. Loveland, Jr.
Assistant Controller

EXHIBIT “A”

FIRST FLOOR LOBBY SPACE

Floor Plan Appears Here

EXHIBIT “B”

MEZZANINE ADDITIONAL SPACE

Floor Plan Appears Here

EXHIBIT “C”

TRACK LEVEL SPACE

Floor Plan Appears Here

EXHIBIT “D”

FIRST ADDITIONAL MEZZANINE SPACE & SECOND ADDITIONAL MEZZANINE SPACE

Floor Plan Appears Here

EXHIBIT “E”

ROOF WARRANTY, AETNA ROOFING CORPORATION

Warranty Appears Here